37311

                                                             SUB-ITEM 77H

As of December 31, 1999, the following person or entity owns more than 25% of a fund's voting security:


PERSON/ENTITY                                                              FUND                      PERCENTAGE

Foster Wheeler Corporation                                                 IIE                       62.47%


As of December 31, 1999, the following persons or entity that no longer owns 25% of a fund's voting security:


PERSON/ENTITY                                                                                        FUND

The Carnegie Foundation for the Advancement of Teaching                                              IMC


Trustees of the MFS Pension Plan                                                                     IIE
